Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDMENT TO SUPPLY AGREEMENT

THIS AMENDMENT to the SUPPLY AGREEMENT dated June 25, 2008 (this “Amendment”) is made effective as of the date of the last signature on the Agreement (“Effective Date”), by and between TomoTherapy Incorporated, a Wisconsin corporation with its principal address at 1240 Deming Way, Madison, WI 53717, USA (“TomoTherapy”), and Hitachi Medical Corporation, a Japanese corporation with its principal address at 4-14-1 Soto-Kanda, Chiyoda-ku, Tokyo 101-0021, Japan (“Hitachi”).

RECITALS

A. WHEREAS, The parties entered into a Supply Agreement effective June 25, 2008 relating to the supply of Hitachi detectors to TomoTherapy (the “Agreement”); and

B. WHEREAS, the parties now wish to amend certain provisions of the Supply Agreement to reflect mutually agreed upon amendments to the terms of the Supply Agreement.

NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A. Section 1.1D of the Agreement shall be replaced by the following:

D. Minimum Purchase. TomoTherapy agrees to purchase at least [ * ] Detectors in every six months period starting with April 1 and October 1 (“Minimum Purchase Quantity”) from Hitachi from the Effective Date of the Agreement through [ * ]. For the period beginning [ * ] through [ * ], TomoTherapy will provide Hitachi with a Forecast for TomoTherapy’s anticipated detector needs for each month of the six month period of [ * ] by [ * ], and for each month of the six month period of [ * ], TomoTherapy will provide Hitachi with a Forecast by [ * ]. TomoTherapy agrees to purchase the forecasted total quantity of Detectors for each six month period of [ * ] and [ * ] respectively pursuant to the respective six month Forecasts (also “Minimum Purchase Quantity”) within the said six month periods. In the event that TomoTherapy fails to purchase Minimum Purchase Quantity, it shall be deemed to be a material breach of this Agreement by TomoTherapy and Hitachi shall have the rights specified under Article 6 of this Agreement.

B. Section 1.1E of the Agreement shall be replaced by the following:

E. Capacity. It is understood and accepted by TomoTherapy that Hitachi’s capacity to supply the Detectors will be limited to [ * ] in total number of shipments starting from [ * ]. The parties understand that Hitachi has only one xenon gas automatic filling station and that the filling station is essential and required to manufacture the Detectors. In the event that the xenon gas automatic filing station becomes broken and unrecoverable before completion of [ * ] Detectors or the expiry date of this Agreement, whichever occurs earlier, the parties hereto shall faithfully discuss for an amicable solution of a situation. In any event, Hitachi warrants to TomoTherapy that it will secure the shipment of Detector for the period up until [ * ].

C. Section 1.1F of the Agreement shall be replaced by the following:

F. Pricing and Payment of Invoices. The price for each Detector is Japanese Yen [ * ] on FOB Japan basis during the term of [ * ]. The parties agree that the price for the term of [ * ] will be renegotiated and agreed by [ * ], taking into consideration pricing adjustments due to increases or decreases in raw materials, internal production costs, and the estimated units needed by TomoTherapy during the impending Forecasts. TomoTherapy shall pay all invoices issued under this Agreement in Japanese Yen by telegraphic transfer through banks within 45 days from the date of invoice. All bank charges incurred by TomoTherapy shall be born by TomoTherapy.

D. The following new Section 1.1J is hereby added:

J. LTB Boards. The parties acknowledge that a certain circuit board component for the Detectors (the “LTB boards”) reached an end of life situation that potentially compromised Hitachi’s continued supply of the Detectors under the Agreement. As a result, TomoTherapy requested that Hitachi make a last time buy of [ * ] LTB boards to fulfill TomoTherapy’s anticipated detector demand through [ * ]. By this Amendment, TomoTherapy agrees to purchase any of the [ * ] LTB boards purchased by Hitachi that remain unused at the expiration of the Supply Agreement at a cost of [ * ] JPY per board.

E. Section 6.1 of the Supply Agreement shall be replaced by the following:

6.1 Term. Unless terminated as provided in Section 6.2 hereof or by mutual written consent, this Agreement shall continue in full force and effect for an initial term expiring [ * ] (the “Initial Term”), and thereafter may be renewed for successive one (1) year terms (each a “Renewal Term”) by mutual agreement of the parties at least six (6) months prior to the expiration of the Initial Term or any Renewal Term (collectively, the “Term”).

F. Any provisions of the Agreement not specifically altered by this Amendment remain unchanged and shall remain in full force and effect for the Term of the Agreement.

IN WITNESS WHEREOF, TomoTherapy and Hitachi have caused this instrument to be executed by their duly authorized employees, as of the date first above written.

TOMOTHERAPY INCORPORATED			HITACHI MEDICAL CORPORATION
By:	/s/ Eric Schloesser		By:	/s/ Toshi Kawano

Name:	Eric Schloesser		Name:	Toshi Kawano

Its:	Vice President Operations and Business Development	Its:	Executive Officer,

General Manager, CT Systems Division

Date:	September 9, 2010		Date:	June 25, 2010